                                                                    EXHIBIT 10.1

                                                              *CONFIDENTIAL*
                                                            TREATMENT REQUESTED

                           JOINT DEVELOPMENT AGREEMENT



        This Joint Development Agreement ("Agreement") is entered into as of September 29, 1997 (the "Effective Date") by and between Applied Digital Access, Inc. a California corporation with a principal place of business at 9855 Scranton Rd., San Diego, CA 92121 ("ADA") and Northern Telecom, Inc., a Delaware corporation, with a place of business at 5555 Windward Parkway, Alpharetta, GA 30201-3895, on behalf of itself and its Affiliates ("Nortel").


                                           RECITALS


        A. ADA has developed technology and telecommunications systems design, particularly in the areas of performance management of high speed telecommunications networks, including network and circuit * and *.


        B. Nortel has developed technology in specific areas of telecommunications systems design that are applicable to the design of telecommunications systems, including * communications, * and * technology.


        C. Nortel and ADA have developed market positions among telecommunications service suppliers and telephone companies, and have recognized a need in the marketplace for a product line which is not currently being addressed by any existing products.


        D. Nortel and ADA desire to combine their technology and expertise in order to develop, market and sell a new product line, consisting of a new * product family.


        E. ADA will develop the new product line, and ADA and Nortel will share equally in the development costs.


                                          AGREEMENT


        Now, therefore, in consideration of the mutual promises set forth below, ADA and Nortel agree as follows:

1.      DEFINITIONS

        1.1. ADA Field means the field into which (i) * equipment and (ii) * equipment can be sold, as is more particularly defined in Exhibit 1.1.

        1.2. ADA Field Technology means Jointly Developed Technology in the ADA Field.

        1.3. ADA Contributed Technology means the inventions (whether patentable or not), patents, copyrights, trade secrets, know-how and mask works developed prior to the Effective Date (a) which are owned by or licensed to ADA, and which ADA has the right to sublicense and (b) which meet the System Design Specification (or parts thereof), and (iii) which are incorporated in or practiced by any one or more Product, provided that ADA Contributed

* Certain confidential portions of this Exhibit were omitted by means of blacking out the text (the "Mark"). This Exhibit has been filed separately with the Secretary of the Commission without the Mark pursuant to the Company's Application Requesting Confidential Treatment under Rule 24b-2 under the Securities Exchange Act of 1934.

                                                              *CONFIDENTIAL*
                                                            TREATMENT REQUESTED

Technology does not include inventions, patents, copyrights, trade secrets, know-how and mask works which would otherwise constitute ADA Contributed Technology to the extent to which Nortel has reimbursed expenses pursuant to
Section 7.4 below in respect thereof.

        1.4. ADA Improvements means Improvements developed during the term of the Project and funded jointly by the parties hereunder, made to technology in the ADA Field, which cannot be practiced without using or infringing on ADA Contributed Technology.

        1.5. Additional Products means such products in the Product Line as the parties may agree to develop under Additional Projects in accordance with the provisions of Section 2.2 below.

        1.6. Additional Projects means such Additional Projects for the development of Additional Products as may be agreed upon between the parties in accordance with the provisions of Section 2.2 below.

        1.7. Affiliate means the parent company of Northern Telecom Inc, Northern Telecom Limited, and any wholly-owned subsidiary of such parent company.

        1.8. Approval Period means the applicable period under the heading "Approval Period" in the applicable Development Schedule. If no Approval Period is set forth in the applicable Development Schedule, the Approval Period will be five (5) calendar days.

        1.9. Approval Process means the process for approval hereunder, as described in Section 3.4 below.

        1.10. Binder means that certain three-ring binder, with one or more volumes, entitled "Statement of Work for the * Project with respect to the ADA/Nortel Joint Development Agreement, dated as of September 27, 1997, Binder," in which certain documents, materials or other items incorporated into this Agreement by reference are kept. The original Binder is maintained by and located at the premises of ADA.

        1.11. Completion Date means the date on which a particular Product has been accepted under the Approval Process. Each Product will have its own Completion Date.

        1.12. Components means certain individual electronic components, comprised of ADA Contributed Technology or of Nortel Contributed Technology, as the case may be, which components will be incorporated into one or more Products under a Project, and as to which ADA or Nortel, respectively, commit to sell to the other pursuant to the terms and conditions of the Component Supply Agreement. The Components contributed by ADA as of the Effective Date are listed in Exhibit 1.13-1; the Components contributed by Nortel as of the Effective Date are listed in Exhibit 1.13-2.

        1.13. Component Supply Agreement means the agreement entered into pursuant to the terms of Section 5.2 below, as amended from time to time.

        1.14. Confidential Information means any data or information disclosed hereunder that relates to either party's products, technology, research, development, business activities, and is confidential or proprietary to and/or a trade secrets of the disclosing party and also may include confidential, proprietary and/or trade secret information that is owned by third parties, which third parties have granted sufficient rights to a party to permit it to provide such Confidential Information to the other party hereunder. As used herein, "Confidential Information" includes any data or information that relates to ADA Contributed Technology, Nortel Contributed Technology and Jointly Developed Technology.

        1.15. Deliverables means any items to be delivered during a Project as set forth in the corresponding Development Schedule.

        1.16. Development Costs means the development costs described in Section
7.2 to develop the Products under the Projects.

        1.17. Development Schedule shall mean one or more plans and schedules for the development of the Initial Products and any Additional Products or the conduct of any Project hereunder, including without limitation the milestone payments associated with Deliverables, as developed and approved, as such schedule is amended from time to time during the term and in accordance with the provisions hereof. The preliminary Development Schedule for the Initial Project is described in the Binder under the heading "Development Milestones" and the final of which for the Initial Products is to be agreed by the parties and inserted in the Binder in accordance with the terms of Section 3.3.4 hereof.

        1.18. Expense Analysis means the estimated costs of the development in accordance with the Development Schedule for the Initial Product, Additional Products or any other Project, as applicable. The initial Expense Analysis for the Initial Product is set forth in Binder under the heading "Expense Analysis", as amended from time to time under the provisions of Section 3 below.

        1.19. Improvement means any and all enhancements, modifications, derivative works, improvements or changes to the ADA Contributed Technology, to the Nortel Contributed Technology, or to the Jointly Developed Technology (which Jointly Developed Technology is developed during the term of the Project and funded jointly by the parties hereunder), including without limitation improvements to patents, whether or not reflected in a continuation in part or reissue of a patent. For purposes of this definition, a patentable invention which is conceived, reduced to practice or developed independent of, and without benefit of, any of the ADA Contributed Technology, the Nortel Contributed Technology or the Jointly Developed Technology, and which patentable invention can be practiced without using or infringing upon any ADA Contributed Technology, Nortel Contributed Technology, or Jointly Developed Technology, shall not be considered an "Improvement" hereunder.

        1.20. Initial Development Project shall mean the development of the Initial Products under the terms of Section 4 below.

                                                              *CONFIDENTIAL*
                                                            TREATMENT REQUESTED

        1.21. Initial Products are the Products to be developed during the Initial Project hereunder, as identified in Section 4 below.

        1.22. Jointly Developed Technology means the inventions (whether patentable or not), patents, copyrights, trade secrets, know-how and mask works, developed during the term of this Agreement, which technology meets all of the following conditions:

        a. they are first conceived, made, created, reduced to practice or fixed in a tangible medium of expression by ADA alone, Nortel alone, or jointly by ADA and Nortel, in the course of the development Project under this Agreement;

        b. they meet the System Design Specifications (or portion thereof);

        c. they can be practiced without using or infringing any ADA Contributed Technology or Nortel Contributed Technology.


all of which, along with all intellectual property rights associated therewith, including without limitation patents, patent applications, copyrights, trade secrets, know-how and mask works, are referred to collectively herein as "Jointly Developed Technology". Jointly Developed Technology shall consist of "Statutory IP Rights" and "Non-Statutory IP Rights".

        1.23. Manufacturing Services Agreement means the agreement, if any, entered into in accordance with the terms hereof, as described in Section 9.2, as amended from time to time, under which Nortel will manufacture certain Components and Products.

        1.24. Non-statutory IP Rights means any intellectual property rights in Jointly Developed Technology, including without limitation copyrights, works of authorship, trade secrets, know-how, processes, algorithms, methods, designs, mask works, drawings or other intellectual or proprietary rights other than Statutory IP Rights.

        1.25. Nortel Contributed Technology means the inventions (whether patentable or not), patents, copyrights, trade secrets, know-how and mask works, developed prior to the Effective Date (a) which are owned by or licensed to Nortel and which Nortel has the right to sublicense, (b) which meet the System Design Specifications (or portion thereof), and (iii) which are incorporated in or practiced by any one or more Products, provided that Nortel Contributed Technology does not include inventions, patents, copyrights, trade secrets, know-how and mask works which would otherwise constitute Nortel Contributed Technology to the extent to which ADA has reimbursed expenses pursuant to
Section 7.4 below in respect thereof.

        1.26. Nortel Field means the field into which (i) * , (ii) * , (iii) * ; and (iv) * can be sold, all as is more particularly defined in Exhibit 1.27.

                                                              *CONFIDENTIAL*
                                                            TREATMENT REQUESTED

        1.27. Nortel Field Technology means Jointly Developed Technology in the Nortel Field.

        1.28. Nortel Improvements means Improvements developed during the term of the Project and funded jointly by the parties hereunder, made to technology in the Nortel Field which cannot be practiced without using or infringing upon any Nortel Contributed Technology.

        1.29. Product(s) means one or more products in the Product Line, consisting of the Initial Products, together with such Additional Products as are agreed upon between the parties and added to this Agreement under the terms of Section 2.2 below.

        1.30. Product Line is the family or line of products in the * Field more particularly described in Section 2.1 below.

        1.31. Product Marketing Specifications means the features and functionalities of the Products which, in the judgment of the parties, are required by the marketplace, the preliminary description of which for the Initial Products is described in the Binder, under the heading "Marketing Requirements Document (MRD)"

        1.32. Product Subsystems is a combination of individual Products, consisting of a number of circuit modules, each of which circuit modules is comprised of a number of individual electronic components, including but not limited to the Components, as is more particularly described in the Binder, under the heading entitled "Marketing Requirements Documents."

        1.33. Project means, as applicable, the Initial Development Project described in Section 4 below, or an Additional Project.

        1.34. Resource Plan means the description of personnel required and qualifications of such personnel required for a specific Project, the preliminary description of which for the Initial Products is in the Binder, under the heading "Resource Plan".

        1.35. Statement of Work means, collectively, the statement of work prepared for each Project which describes project milestones, staffing and related matters, including the responsibilities to be performed by each party, the responsibilities to be performed jointly, the schedule for performance of those responsibilities, and a staffing plan detailing project management assignments and the expected level of personnel resources to be devoted by each party to the performance of its responsibilities. Each Statement of Work will consist of (i) the Product Marketing Specifications, (ii) the System Design Specifications, (iii) the Development Schedule, (iv) the Resource Plan, and (v) the Expense Analysis for a particular Project.

        1.36. Statutory IP Rights means any intellectual property rights in Jointly Developed Technology which is or may be patentable or otherwise protectable under Title 35 of the United States Code or equivalent legislation.

                                                              *CONFIDENTIAL*
                                                            TREATMENT REQUESTED

     1.37. * Field means the field more particularly described in the Marketing Requirements Document (MRD) included in the Binder, known by the code name "*", comprised of a * can be sold.

     1.38. System Design Specifications means the functional description of each Product, describing in general terms the features and functionalities thereof, the preliminary description of which for the Initial Products is described in the Binder, under the heading "System Requirements Document (SRD)", and the final of which for the Initial Products is to be agreed by the parties and included in the Binder in accordance with the terms of Section 3.3 hereof.

     1.39. Technology License Agreement means the agreement to be entered into promptly after the execution of this Agreement, all as is more particularly described in Section 5.1 below, as amended from time to time.

2.      DEVELOPMENT OF THE PRODUCT LINE.

     2.1. STATEMENT OF OBJECTIVES. The parties expressly set forth herein their mutual objectives under this Agreement, as follows:

        2.1.1. Development of New and Needed Product Line . ADA and Nortel desire to combine their respective technology and expertise in order to develop a new * product family for the * Field (the "Product Line"). The parties intend that the Product Line will be compatible with and provide interoperability with products manufactured by Nortel, ADA, * , * and other established telecommunications manufacturers and suppliers. Without limiting the foregoing, the parties intend that the interoperability include, but not be limited to, * ,
* management, and true interoperability.

        2.1.2. Nature of New Product Line. As of the Effective Date, the parties have identified specific Products, a list of which is described in the Binder, under the heading entitled "Marketing Requirements Documents" (the "Initial Products") within the Product Line to be developed as the Initial Products hereunder, comprising of the four Product Subsystems more particularly described in the Binder, under the heading entitled "Marketing Requirements Documents." Each such Product Subsystem represents a combination of individual Products.

        2.1.3. Ability to Add Products and Other Development Projects. The parties further intend that this Agreement describe a process by which the parties not only will develop the Initial Products, but also may add products to the Product Line from time to time as "Additional Products" hereunder and otherwise conduct other development projects from time to time as "Additional Projects" hereunder, pursuant to the terms of Section 2.2 below.

        2.1.4. Ability to Modify. In order to develop a basis for entering into this Agreement, the parties have prepared and agreed upon an initial Statement of Work, described in the Binder, under the heading "Statement of Work for the * Project" setting forth a description applicable to the Initial Development Project. The initial Statement of Work will operate as a base line for the Initial Development Project. The parties recognize that additional clarification and refinement of the Statement of Work will be required for the Initial Development Project,

                                                              *CONFIDENTIAL*
                                                            TREATMENT REQUESTED

and that any initial Statement of Work for Additional Projects undertaken for the development of Additional Products will similarly require clarification and refinement. Therefore the parties intend that this Agreement establish a process by which the parties may amend the Statement(s) of Work, thereby amending the nature and scope of the Project(s), pursuant to the terms of Section 2.3.

     2.2. ADDITIONAL PROJECTS.

        2.2.1. Request for Additional Product or Other Development Work. From time to time during the term hereof, either party (i) shall, prior to commencing development alone or with a third party of (x) any new product or product line within the * Field which uses Jointly Developed Technology, (y) development of any enhancements or modifications or improvements to existing Products, or (z) licensing any technology to a third party to permit either of the foregoing within the * Field, suggest, and (ii) may, in any other instance, suggest the addition of additional products in the Product Line or the conduct of additional joint development work pursuant to the terms of this Agreement. Either party shall make such request by submitting to the other an Additional Product Appendix, in the form attached to this Agreement as Exhibit 2.2.1. Promptly upon receipt of such form, the receiving party shall provide the submitting party with an oral indication of interest in proceeding with the additional development project.

        2.2.2. Preparation of Statement of Work. In the event that the receiving party indicates a willingness to proceed, then the parties shall meet and determine which party should conduct the development of such Additional Project hereunder. Promptly upon such determination, the party selected to conduct the development (the "development party") shall complete and return to the other party a detailed Product Marketing Specification, System Design Specification, Development Schedule, Resource Plan and Expense Analysis applicable to the Additional Product or Products or additional development Project requested. Costs incurred by the developing party in preparing such response to the request shall be included in Development Costs. To the extent that a requested Additional Product or Products have interdependencies with the rest of the Product Line then under development, the developing party shall, concurrently with the preparation and submission to the other of the response to request, propose corresponding changes to the Product Marketing Specification, System Design Specifications, Development Schedule, Resource Plan and Expense Analysis for the Product or Products then under development affected by such requested Additional Project. Neither party assumes any obligation to pay for development work performed on Additional Project until such Additional Project shall have been approved in accordance with the provisions of Section 3.3. When the Statement of Work applicable to the proposed Additional Project(s) shall have been approved under Section 3.3 then such project shall constitute an "Additional Project" hereunder and any products described therein shall constitute "Additional Products" hereunder, a new Additional Project Binder will be created in which all documents related to such Additional Project shall be prepared and maintained by ADA.

        2.2.3. * Products. The parties agree that it is their intention to develop versions of the Products which are * compliant in accordance with the Additional Products process described herein, if sufficient demand for such Products is determined to exist. Accordingly, the

                                                              *CONFIDENTIAL*
                                                            TREATMENT REQUESTED

parties agree to commence market research to determine if there is sufficient demand and each party shall bear the costs of its market research regarding any
* product. Upon the completion of such market research either party may request that an * product be an Additional Product as set forth in Sections 2.2.1 and
2.2.2. The request shall also include an analysis of work required and preparation of cost estimates with respect to an * version of the Products. It is the intent of the parties that such a request will be submitted by one party to the other within 90 days of the execution of this Agreement.

     2.3.    DESIGN CHANGES AFTER COMPLETION DATE.

        2.3.1. Statement of Intention . The parties agree that, during the term hereof, they will each exercise best efforts to maintain a single product design for the Product Line, and for each Product therein. The parties acknowledge and agree that a single product design enjoys economies of scale, including without limitation, economies in the manufacture and engineering and technical support of the Product Line, and further that a single product design enhances the ability to optimize joint marketing and sales efforts. Therefore, it is the parties' intention and agreement that the Product Marketing Specification and the System Design Specification represent the single product design which the parties will attempt to maintain.

        2.3.2. Changes to Product Line or Products. Notwithstanding the foregoing, the parties recognize that from time to time during the term hereof some one or more customers may desire, or anticipated customer desires may dictate, that special enhancements or modifications be made to the Product Line, or to any Product therein or to add certain properties or products thereto, and that either party may desire to adopt such changes requested by the customer or anticipated to be desired by customers. From and after the Completion Date with respect to any particular Product, each party will notify the other promptly upon receipt of a request from a customer, or upon identification of an anticipated customer need, to implement any enhancement, modification or other change to the Product Line, or any Product therein. The receiving party shall have not more than ten (10) business days within which to request that such enhancement be a joint development between the parties, and the subject of an Additional Project under the terms of this Agreement and Section 2.2 above. In the event the receiving party elects not to participate, or fails to respond within such ten (10) business day period, then the requesting party shall have the right to conduct such product development alone, at its sole cost and expense, subject to the terms of this Agreement and the Technology License Agreement. The requesting party shall not be required to license to the responding party any intellectual property, other than Improvements made to technology in the other party's Field which cannot be practiced without using or infringing on the other party's Technology, arising from such independent product development conducted during the term hereof. Nothing herein shall obligate ADA to conduct development work after the Completion Date with respect to any particular Product, without regard to whether Nortel indicates a willingness to pay some portion or the entire costs of such development.

        2.3.3. Correction of Design Defects After Completion Date. The parties acknowledge the importance of sustaining engineering of such products. Following the Completion Date in respect of any Product, ADA agrees to conduct such sustaining engineering development work as shall be agreed upon between the parties or as required to facilitate the

                                                              *CONFIDENTIAL*
                                                            TREATMENT REQUESTED

manufacturing process. The parties intend that the cost of such support, including the correction of any design defects in the Jointly Developed Technology and for carrying out any required sustaining engineering Improvements (as defined in Section 12.2.2) with respect to the Jointly Developed Technology, shall be shared equally by the parties. Each party acknowledges that it shall be responsible for paying its own cost for supporting its contributed technology, including the correction of design defects and sustaining engineering Improvements.

3.      MANAGEMENT OF THE PROJECT (INITIAL PROJECT AND ADDITIONAL PROJECTS).

     3.1. PROJECT MANAGERS. The Project Manager for Nortel as of the Effective Date is *; the Project Manager for ADA as of the Effective Date is *. Either party may appoint a new or substitute Project Manager at any time upon written notice to the other party. The Nortel and ADA Project Managers shall be responsible for the following activities, together with such other activities as the parties may agree:

        3.1.1. Representing Nortel and ADA, respectively, in all development matters relating to this Agreement;

        3.1.2. Submitting and receiving the Deliverables and other materials and documents required to be delivered under this Agreement;

        3.1.3. Overseeing the proposing and development of any modifications to the Product Marketing Specification, System Design Specification, Development Schedule, Resource Plan or Expense Analysis, and presenting the same to the Management Committee as defined in Section 4.2.1;

        3.1.4. Arranging any meetings to be held between the parties;

        3.1.5. Maintaining, for recordkeeping purposes, a log book or notes containing summaries of all material communications and deliveries between the two Project Managers; and

        3.1.6. Implementing appropriate practices and procedures to assure the security of the items delivered under this Agreement.

     3.2. APPOINTMENT AND REMOVAL OF PROJECT MANAGERS AND OF COMMITTEE MEMBERS. Each of Nortel and ADA may at any time, by written notice to the other, remove one or more of its representatives as Project Managers and as members of any committee constituted under the provisions of this Agreement, with or without cause, and substitute other agents to serve in their stead.

     3.3. APPROVAL OF CHANGES TO STATEMENT OF WORK. The parties intend that, prior to the Completion Date with respect to any particular Project, the Project may require that a new Statement of Work with respect to a proposed Additional Product or other developing project be developed or that a Statement of Work with respect to a Product or other development project then under development may need to be amended or revised. The parties intend that the process applicable to any development, amendment or modification to the Product Marketing Specification, System Design Specifications, Development Schedule (including milestone payments), Resource Plan and Expense Analysis applicable to such proposed additional project, product or such specific Project or Product shall be as described in this Section 3.3. Changes, modifications or improvements to Products, after the Completion Date with respect to such Product, are governed by the provisions of Section 2.3 above (which, in the case of Section 2.3.3, shall include the process described in this Section 3.3).

        3.3.1. Request for Modifications. In the event that one party delivers a request for proposed Additional Product(s), proposed development Project or proposed amendments or modifications of the Statement of Work to the other party from time to time during the term hereof, or requests amendments or modifications of any Statement of Work prior to the Completion Date with respect to such Product, such party shall make such request for development, amendment or modification by submitting to the other party such request in writing, in sufficient detail to enable the other party to evaluate the request. Promptly upon receipt of such request, but in any event not more than ten (10) business days thereafter, the receiving party shall provide the submitting party with an oral indication of interest in proceeding with the request.

        3.3.2. Preparation of Statement of Work In the event that the receiving party indicates a willingness to proceed or otherwise reasonably consents, then the requesting party shall complete and return to the other party a detailed Product Marketing Specification, System Design Specification, Development Schedule, Resource Plan and Expense Analysis responsive to the request. Costs incurred by the requesting party to prepare such response to the request shall be included in Development Costs hereunder.

        3.3.3. Acceptance of New or Modified Statement of Work .

                a. The Management Committee shall promptly, but not more than ten (10) days after delivery of a new or modified Statement of Work, meet and consult with respect to the new or modified Statement of Work. Neither party may unreasonably withhold approval to a modified Statement of Work. Failure of the modified Statement of Work to meet the intention of the parties as identified in
Section 2.1 above shall constitute reasonable grounds for withholding approval. It shall be unreasonable to withhold approval of any request for modification made in order to reflect the status of development to date in a Project, including without limitation to reflect actual Development Costs incurred, to reflect modified delivery dates for Deliverables, changes to milestone payments and other aspects of the Project to reflect actual course of development. Either party may withhold approval to a Statement of Work for a proposed Additional Product at its discretion, except that a party required to submit such a request under Section 2.2.1 may not unreasonably withhold consent to the proposed Statement of Work if the receiving party provides an indication of interest in proceeding with the additional development project under Section 2.2.

                b. The Management Committee shall, upon completion of their consultation and review under paragraph (a), but not more than ten (10) business days from the receipt of the new or modified Statement of Work, provide each other with either a written acceptance of the Statement of Work or, in the case of a requested modification or amendment, a detailed statement specifying the basis for rejection. The requesting party may, in its discretion, further modify the Statement of Work to reflect the discussions of the parties, and redeliver the Statement of Work for further review. The requesting party may undertake to modify and redeliver a modified Statement of Work multiple times using this process until the parties have agreed upon the modifications. Either party may, in its discretion, determine that the parties have reached an impasse with respect to any proposed modification and implement the escalation procedure described in Section 18 below to resolve such impasse.

                c. A party's review of a redelivered Statement of Work shall be solely for the purpose of determining that corrections have been made as specified in the written statement of objections delivered by a party under paragraph (b) and that such changes do not materially adversely affect other aspects of the Statement of Work and not for any other purpose, including without limitation the incorporation at such time of additional new ideas or requirements.

        3.3.4. Modified Statement of Work . At such time as the Management Committee shall have agreed upon a modified Statement of Work, or any portion thereof including without limitation the Product Marketing Specification, System Design Specification, Development Schedule, Resource Plan or Expense Analysis, the Statement of Work as so modified and approved shall constitute the Statement of Work hereunder and be incorporated by reference into this Agreement, and shall supersede the preceding Statement of Work, or applicable portions thereof, for all purposes. In order to evidence their agreement to the revised Statement of Work, the parties shall initial the revised Statement of Work and include it in an additional volume of the Binder, labeled "Statement of Work" in which all amendments and modifications to the Statement of Work will be kept.

     3.4. ALL OTHER APPROVALS. From time to time throughout the course of the Project (whether the Initial Project or any Additional Project), the parties will be required to review and approve Deliverables and other items hereunder. The parties intend that the process established in this Section 3.4 (the "Approval Process") will apply to all approvals hereunder, except the approval of revisions to the Statement of Work which are governed by the provisions of
Section 3.3 above.

                a. For the period of time identified as the applicable Approval Period in the Development Schedule, the parties shall review and, if applicable, test a Deliverable or other item required to be approved hereunder. The Management Committee shall promptly, but not more than ten (10) days after delivery of the applicable Deliverable or other item, meet and consult with respect thereto Neither party may unreasonably withhold approval to the Deliverable. If the Statement of Work subjects the applicable Deliverable to testing and the parties shall have agreed to the applicable testing requirements and protocol as a part of the Statement of Work, then it shall be reasonable for either party to withhold approval if the applicable Deliverable fails to perform in accordance with the specifications therefor as determined by the testing established therefor.

                b. The Management Committee shall, upon completion of their consultation and review under paragraph (a), but not later than upon the expiration of the Approval Period for such Deliverable or other item, prepare either a written acceptance of the

                                                              *CONFIDENTIAL*
                                                            TREATMENT REQUESTED

Deliverable or other item or a detailed statement specifying the manner in which the Deliverable or other item fails to meet the specifications therefor. ADA may, in its discretion, continue its development efforts and attempt to correct the failures identified in any such Deliverable and to redeliver the Deliverable or other item multiple times using this process. Either party may, in its discretion, determine that the parties have reached an impasse with respect to any particular Deliverable and implement the escalation procedure described in
Section 18 below to resolve such impasse.

                c. A party's review of a redelivered Deliverable or other item shall be solely for the purpose of determining that corrections have been made as specified in the written statement of objections delivered by a party under paragraph (b) and that such changes do not adversely affect other aspects of the Statement of Work and not for any other purpose, including without limitation the incorporation at such time of additional new ideas or requirements.

     3.5. EXECUTIVE COMMITTEE. The parties shall form an Executive Committee made up of three representatives for each party. The initial members of the Executive Committee shall be *, *, *, *, * and *. The Executive Committee shall meet at least twice annually to review the progress of the Project(s), establish any applicable policies and discuss any outstanding issues.

4.      INITIAL PROJECT.

     4.1. ADA DEVELOPMENT EFFORTS. The parties intend that Product development will be conducted primarily and principally by ADA, under the terms of this Agreement and subject to the Approval Process. For greater certainty, it is the intent of the parties that ADA use reasonable commercial efforts to carry out design selection appropriately and on time, and to enumerate the impact any delays will have on the Development Schedule, and to conduct interoperability testing and design for interoperability. The parties agree to share the Development Costs equally, in accordance with the terms and conditions hereof, including Section 7 below.

     4.2. STATEMENT OF WORK. Included in the Binder (i) under the heading "Marketing Requirements Document (MRD)" is the initial Product Marketing Specification, (ii) as under the heading "System Requirements Document (SRD)" is the initial System Design Specification, (iii) under the heading "* Development Milestones" is the initial Development Schedule, (iv) under the heading "* Resource Plan" is the initial Resource Plan, and (v) under the heading "* Expense Analysis" is the initial Expense Analysis. The parties will meet and prepare final versions of each such document comprising the Statement of Work, as follows:

        4.2.1. Product Marketing Specification. Nortel and ADA shall establish a Management Committee which shall consist of an even number of individuals, half of whom shall be representatives of Nortel and the other half of whom shall be representatives of ADA. ADA shall conduct any necessary market research and recommend any changes which are necessary or appropriate to the Product Marketing Specifications by October 15, 1997. ADA shall deliver such recommendations to Nortel promptly upon completion thereof. Nortel shall have a period of five (5) days within which to review the recommended changes and comment thereon. The recommended changes, incorporating Nortel's comments shall then be submitted to the Management Committee, which shall determine what, if any, changes are required to the Product Marketing Specifications under the Approval Process described in Section 3.3, above. The parties intend to enter into a final Product Marketing Specification on or before October 31, 1997, or such other date as may be mutually agreed upon between the parties, substituting such final Product Marketing Specification for the preliminary Product Marketing Specification initially included in the Binder.

        4.2.2. System Design Specification. Promptly upon receipt of the final Product Marketing Specification, and in any event not more than ten (10) days thereafter, ADA shall prepare a proposed System Design Specification. ADA agrees to use reasonable commercial efforts to design the Product Line to accomplish the features and functionalities more particularly described in the final Product Marketing Specification. ADA shall deliver the proposed System Design Specification to Nortel, promptly upon completion thereof, and Nortel shall have a period of five (5)days within which to review and comment thereon. The System Design Specification shall then be submitted to the Management Committee for approval under the Approval Process described in Section 3.3.3 above.

        4.2.3. Development Schedule. Promptly upon approval of a final Product Marketing Specification and a final System Design Specification, the Project Managers shall prepare and deliver to Nortel and ADA a final Development Schedule, with delivery dates for the Deliverables scheduled over a time period which will allow completion of the Initial Development Project not materially different than those described on the Development Schedule initially included in the Binder. The parties shall implement the Approval Process for the purposes of finalizing the Development Schedule.

        4.2.4. Resource Plan. Promptly upon approval of a final Product Marketing Specification and a final System Design Specification, the Project Managers shall prepare and deliver to Nortel and ADA a final Resource Plan. The parties shall implement the Approval Process for the purposes of finalizing the Resource Plan.

        4.2.5. Expense Analysis. Promptly upon approval of a final Product Marketing Specification and a final System Design Specification, each party shall prepare and deliver to the other a final expense analysis setting forth its own estimated costs forming part of the Expense Analysis. ADA shall compile a final Expense Analysis incorporating the expense information for both parties. The parties shall implement the Approval Process for the purpose of finalizing the Expense Analysis.

     4.3. DEVELOPMENT. With the exception of development tasks expressly allocated to Nortel in the Statement of Work, ADA agrees to use reasonable commercial efforts to perform all tasks described in the Statement of Work for the purpose of developing the Initial Products.

        4.3.1. Personnel. ADA shall commit qualified personnel to the Project in accordance with the staffing plan set forth in the Resource Plan.

        4.3.2. Development Schedule. Each party agrees to use reasonable commercial efforts to achieve the delivery dates for the Deliverables as are more particularly described in the final Development Schedule. Notwithstanding the foregoing, the parties understand that the achievement of the dates for Deliverables described on the Development Schedule may be delayed as a result of the uncertainties of the development process. Both parties understand and agree that the development of any one or more Products in accordance with the Statement of Work may not be feasible. Neither party will be in breach of its obligations to the other hereunder if its reasonable commercial efforts are not sufficient to successfully complete the development of the Product Line, or any Product therein. In addition, the milestone payments described in the Development Schedule shall be due and payable without respect to the achievement of any particular Deliverable specified in the Development Schedule.

5.      CONTRIBUTION OF AND LICENSE TO CERTAIN TECHNOLOGY.

     5.1. TECHNOLOGY LICENSE AGREEMENT. The parties acknowledge that the development of the Product Line will require that each party contribute certain of its technology in order to permit such technology to be embodied within Products in the Product Line. Promptly upon the execution of this Agreement, the parties agree to meet and negotiate in good faith a Technology Licensee Agreement setting forth the terms and conditions of the license of technology consistent with the terms and conditions hereof. Attached hereto as Exhibit 5.1 is a form of Technology License Agreement which the parties agree shall constitute the first draft of the Technology License Agreement. The parties agree, promptly upon the execution of this Agreement, to meet and negotiate in good faith the final terms and conditions of the Technology License Agreement and to finalize such negotiations and enter into the formal Technology License Agreement no later than October 31, 1997. The failure to enter into the formal Technology License Agreement by October 31, 1997 shall give either party the right to implement the escalation procedure described in Section 18 below. The Technology License Agreement to be entered into between the parties shall include without limitation the following minimum terms:

                a. ADA hereby grants a personal, nontransferable, indivisible, worldwide, irrevocable, perpetual (except as described in Section 17), license to Nortel of the ADA Contributed Technology and Improvements thereof for the limited purpose of permitting Nortel to include the ADA Contributed Technology and Improvements thereon in the Products and distribution of the Products through Nortel's customary channels of distribution and the further licensing terms more particularly described in Section 9.1 below;

                b. Nortel hereby grants a personal, nontransferable, indivisible, worldwide, irrevocable, perpetual (except as described in Section
17), license to ADA of the Nortel Contributed Technology and Improvements thereon for the limited purpose of permitting ADA to include the Nortel Contributed Technology and Improvements thereon in the Products and distribution of the Products through ADA's customary channels of distribution and the further licensing terms more particularly described in Section 9.1 below.

                c. Each party hereby grants to the other the license to Jointly Developed Technology more particularly described in Section 9.3.

                d. Each party hereby grants to the other the license to sustaining engineering Improvements more particularly described in Section 12.2.2.

                e. The terms of the licenses are subject to the limitations set forth in Section 12.4.

     5.2. COMPONENT SUPPLY. The parties recognize that certain individual electronic components incorporated into one or more Products in the Product Line are comprised of ADA Contributed Technology or of Nortel Contributed Technology, as the case may be. No license or other rights with respect to the intellectual property incorporated in the Components are granted under this Agreement. Each party shall, however, supply to the other the Components, for the limited purpose of permitting the incorporation of such Components into the Products, on the terms and conditions described in the Component Supply Agreement. Attached hereto as Exhibit 5.2 is a form of Component Supply Agreement which the parties agree shall constitute the first draft of the Component Supply Agreement. The parties agree, promptly upon the execution of this Agreement, to meet and negotiate in good faith the final terms and conditions of the Component Supply Agreement and to finalize such negotiations and enter into the formal Component Supply Agreement no later than October 31, 1997. The failure to enter into the formal Component Supply Agreement by October 31, 1997 shall give either party the right to implement the escalation procedure described in Section 18 below.

     5.3. ENGINEERING DESIGN PACKAGE. ADA will develop an Engineering Design Package, in the English language, in such form as ADA shall deem appropriate for the particular product applicable thereto. Each Engineering Design Package will include, without limitation, schematics, drawings, bills of materials, product specifications, assembly drawings, approved supplier lists and test procedures. Each engineering design package will accurately reflect the design of the applicable Product and will be in sufficient detail to permit the manufacture of the Product.

     5.4. CUSTOMER DOCUMENTATION. ADA shall prepare customer documentation for each Product, in the English language. The Customer Documentation will be in a form which ADA deems appropriate for the particular Product applicable thereto. The customer documentation will include, without limitation, command manuals, applications manuals, training manuals, installation manuals and maintenance manuals will provide adequate instructions and information to permit a reasonably trained customer to use and maintain the applicable Product. The customer documentation shall be subject to the reasonable approval of the parties.

6.      MANUFACTURING.

     6.1. PRODUCTION. Promptly upon the completion for each Product of the design phases as more particularly described on the Development Schedule, the engineering prototypes and the manufacturing pilot modules for the particular Product will be built, as more particularly described below. Promptly upon delivery of the engineering prototypes and manufacturing pilot modules, the parties shall implement the Approval Process for such prototypes and/or pilot modules (provided that, if applicable, Nortel shall submit any materials and/or make and changes required in respect of the manufacturing pilot modules).

     6.2. ENGINEERING PROTOTYPE MODULES. ADA shall build the engineering prototype modules, meeting the System Design Specification, in accordance with the Development Schedule. ADA shall use reasonable commercial efforts to commence the manufacture of each such engineering prototype module for each Product hereunder no later than the date specified therefor in the Development Schedule. The parties recognize the complexity of building such engineering prototype modules, and therefore, the parties agree to meet in accordance with the procedure described in Section 3.3, and prepare a schedule setting forth the costs of processing, tooling, including without limitation, with respect to any chip manufacturing mask tooling and chip tooling, and other production related costs associated with the development of such prototypes and modules, and addressing the manner in which process die, excess engineering die and other customary and ordinary costs of production shall be allocated.

     6.3. MANUFACTURING PILOT MODULES. From and after completion of the engineering prototypes for each Product, and the acceptance thereof by the parties, Nortel will build manufacturing pilot modules of each Product prior to proceeding to production manufacturing. The parties acknowledge the complexity of such manufacturing pilot module production, and agree to meet and agree upon the terms applicable thereto in accordance with the procedure described in
Section 3.3 (provided that, if applicable, Nortel will prepare, submit to the Management Committee and, if necessary, modify any materials required to be approved with respect to the manufacturing pilot module production). The parties agree that the design of the manufacturing processes and requirements for the production Products shall be developed in a manner, to the extent feasible and economical, to maximize compatibility with Nortel manufacturing processes and materials. In the event that Nortel is not selected as the manufacturer of a Product, Nortel shall not build the manufacturing pilot modules and shall not be reimbursed for such pilot modules notwithstanding Section 7.2.1(c).

7.      DEVELOPMENT COSTS.

     7.1. INTENT TO SHARE CERTAIN EXPENSES ON AN EQUAL BASIS. ADA and Nortel agree and acknowledge that each is responsible for and agrees to pay an equal share of the total aggregate Development Costs as defined and calculated in
Section 7.2 below, payable as described in Section 7.4. Included in the Binder under the heading entitled "Expense Analysis" is the initial Expense Analysis for the Initial Project, which Expense Analysis shall be amended and finalized in accordance with the provisions of Section 3 above. The Expense Analysis has been prepared for the purpose of permitting the parties to plan for project expenditures related to Development Costs hereunder, and does not represent a "fixed price maximum" or other guaranteed maximum cost of the development required for the Initial Project or any Additional Project.

     7.2. DEVELOPMENT COSTS. Each party shall be entitled to reimbursement as provided in Section 7.4 for development costs, calculated in accordance with this Section 7.2, as follows:

        7.2.1. Definition of Development Costs. As used herein, "Development Cost" will mean, and such costs shall include, the following:

                                                              *CONFIDENTIAL*
                                                            TREATMENT REQUESTED

                a. cost for labor (plus the applicable overhead charge for such labor) paid to software designers, software engineers, hardware designers, hardware engineers, and other personnel (whether employee or independent contractor), including Project Managers and personnel engaged to perform QA Testing, for the Project;

                b. capital equipment, the purchase or leasing of which as been approved as a part of the development cost estimate, provided that the costs of any capital equipment used for purposes other than Projects hereunder shall be pro-rated according to such use and the parties agree to meet from time to time to review the capital equipment required;

                c. engineering prototypes and manufacturing pilot modules required for the Project;

                d. * sets of preproduction systems for lab and customer demonstrations and * OC-3 units;

                e. Product documentation;

                f. BellCore approvals;

                g. * OA&M development on an * system;

                h. courier and mail service fees for delivery of items between ADA and Nortel;

                i. digital transport fees for delivery of the Deliverables between the parties; and

                j. travel, lodging and reasonable per diem expenses for employee and consultants of ADA or Nortel incurred in furtherance of their activities hereunder in producing Deliverables, providing training or participating on a committee to the extent such costs are not included within the overhead charge applicable to labor costs.

                k. Such other categories as the parties may agree from time to time.

        7.2.2. Non-Reimbursable Costs. Unless otherwise agreed by the parties, the term "Development Costs" shall not include hiring or relocation costs with respect to personnel (whether employees or independent contractors) and such expenses shall not be counted toward the cost to be shared by the parties. Each party shall be responsible for the payment of its own such expenses.

        7.2.3. Rates and Charges. The estimated rates at which the parties shall be reimbursed for labor incurred in furtherance of the Project hereunder shall be at the rates and charges described on the attached Exhibit 7.2.3. The amounts reimbursed to each party shall be reviewed and adjusted to reflect actual costs not more frequently than every * months during the term hereof. In addition, either party shall have the right to request a change in the estimated rates and charges as reflected on the attached Exhibit 7.2.3, used for reimbursement purposes, by

                                                              *CONFIDENTIAL*
                                                            TREATMENT REQUESTED

submitting to the other party a request for change, specifying in reasonable detail the experience during the immediately preceding * months and justifying the proposed increase. No party may unreasonably withhold request for increase in rates and charges reflective of the actual increase in costs experienced by the other party in the immediately preceding * month period. Promptly upon receipt of any such requested change, the parties shall implement the Approval Process.

        7.2.4. Reimbursement of Expenses. Each party has already incurred, prior to the Effective Date, Development Costs in anticipation of the Project or otherwise. The Development Costs incurred by ADA prior to the Effective Date, and the Development Costs incurred by Nortel prior to the Effective Date are set forth in the Expense Analysis. The parties agree that each will reimburse the other for such Development Costs, as described in Section 7.4 below.

     7.3. BOOKS AND RECORDS. Each party shall keep accurate books of account and records covering all transactions relating to this Agreement at its principal place of business for a period of five (5) years after the applicable period covered thereby. Each party shall allow the other and its representatives, at reasonable times and on reasonable prior written notice, to audit said books of account and records (but not more often than annually or on any payment milestone, if milestones occur more than once annually). Such right to audit shall extend only to books and records relating to the Project and the determination of Development Costs hereunder. Information disclosed in any audit conducted pursuant to this Section 7.4 ("Books and Records") shall be treated as confidential under the confidentiality provisions of Section 16 ("Confidentiality") hereof.

     7.4.    PAYMENT OF DEVELOPMENT COSTS.

        7.4.1. Milestones. Notwithstanding the date on which Development Costs are incurred by either party, the parties agree that the parties' respective pro rata share of Development Costs will be paid on a milestone basis at the times and in the amounts designated for such payment as are more particularly described in the Development Schedule. The parties agree that the Management Committees shall meet quarterly to review and adjust the Development Schedule, including the dates for specific milestones. Any recommended change to the Development Schedule shall be subject to the Approval Process.

        7.4.2. Invoices. Each party shall submit to the other, on or before 30 days prior to the date specified on the Development Schedule for a reimbursement milestone payment, an invoice setting forth the Development Costs incurred to date and not yet reimbursed as provided herein, providing reasonable detail for any Development Costs not previously invoiced and requesting payment of 50% of the total amount. Each party shall pay on or before the date specified therefor on the Development Schedule an amount equal to the lesser of (i) the Development Costs reflected on the invoice submitted to such party on account of such milestone payment (together with amounts reflected on earlier invoices not previously reimbursed) or (ii) the amount of the milestone payment described on the attached Development Schedule. To the extent that a reimbursement milestone payment is inadequate to cover the total Development Costs incurred to date by a party, then each party shall carry over the balance to the next subsequent milestone payment(s) until finally reimbursed in full.

                                                              *CONFIDENTIAL*
                                                            TREATMENT REQUESTED

        7.4.3. Net Amounts. A party shall have the right to net any unreimbursed invoices for Development Costs, against any reimbursement for Development Costs which such party is owed by the other party, for the purposes of calculating a net amount due under this Section 7.4.

8.      USE OF FACILITIES

     8.1. USE OF FACILITIES. ADA and Nortel agree that substantial majority of the Project shall occur at such ADA locations and at such times as ADA shall determine in its sole discretion. ADA agrees that it will make available its facilities for use for the Project to the extent that space is available and it is commercially reasonable to do so, as determined by ADA in its sole discretion. ADA agrees to make available at ADA's location one office with agreed upon computer equipment for use by of Nortel's Project Manager and one visiting Nortel employee.

     8.2. RIGHT TO REVIEW WORK IN PROGRESS. Each party shall be entitled, but not obligated, to conduct periodic on-site reviews (including reviews at facilities of the other party), with reasonable notice and during normal business hours, of the work being performed by the other party under the terms of this Agreement.

9.      DISTRIBUTION RIGHTS.

     9.1. TECHNOLOGY LICENSE AGREEMENT. The parties shall negotiate a Technology License Agreement as described in Section 5.1, under which (i) ADA will license to Nortel certain ADA Contributed Technology more particularly described in
Exhibit 5.1-1, and (ii) Nortel will license to ADA certain Nortel Contributed Technology more particularly described in Exhibit 5.1-2, all for the purpose of permitting the other to make or have made, import, offer for sale, sell or have sold, lease or otherwise transfer the Products, as permitted under the Technology License Agreement. As consideration for the license of technology as more particularly described herein and in the Technology License Agreement, and for the joint development activities carried out hereunder, the selling party will pay to the other party a royalty in the amount of * of the gross sales price charged by the selling party for the Product, all as is more particularly described in the Technology License Agreement, and subject to the reporting and audit requirements and all other provisions thereof. No royalty shall be applicable to sales and/or licensing by a party of products which incorporate the Jointly Developed Technology, other than Products.

     9.2. MANUFACTURING. The parties intend that Nortel be the preferred manufacturer of the chassis and circuit modules, so long as Nortel provides such modules at no more than then competitively available prices. Each party shall have the right, in its discretion, to do final systems assembly and testing (including systems burn-in) individually, but shall have the right to request that the other party provide such service at a price to be agreed. Promptly upon the Completion Date with respect to each Product, Nortel shall provide ADA with a fixed price quote for the manufacture of such Product. If ADA accepts such price quote, then the parties will enter into a Manufacturing Services Agreement mutually acceptable to the parties for the manufacture of such Product at such price.

                                                              *CONFIDENTIAL*
                                                            TREATMENT REQUESTED

     9.3.    LICENSE OF JOINTLY DEVELOPED TECHNOLOGY.

        9.3.1. License for Products within and outside * Field. Each party hereby grants to the other party a personal, nontransferable, indivisible, worldwide, irrevocable (except as described in Section 17) license to use, modify and copy the Jointly Developed Technology owned by the licensing party pursuant to Sections 12 ("Rights in Intellectual Property") and 13 ("Protection of Intellectual Property") to make or have made, import, offer for sale, sell or have sold, lease, or otherwise transfer through the parties' customary channels of distribution the following:

                a. (x) Products developed hereunder into which such Jointly Developed Technology is incorporated, (y) products in production and distribution as of the Effective Date, and (z) future products, not in production and distribution as of the Effective Date, except no license is granted with respect to future products within the * Field, unless such future products are Additional Products hereunder. If such products are not Additional Product hereunder, then the license, if any, is subject to terms and conditions to be agreed upon and evidenced in a separate agreement between the parties; and

                b. spare parts solely for the repair of Products, or other products which incorporate Jointly Developed Technology, manufactured by either party in accordance with this Agreement.

        9.3.2. Terms of License. The terms of the license granted hereunder in Jointly Developed Technology shall be more particularly described in the Technology License Agreement negotiated and finalized between the parties under the terms of Section 5.1 above, and shall be royalty-free, provided that the parties shall be required to pay royalties for sales of Products as provided in
Section 9.1. The license to Jointly Developed Technology shall be subject to the restrictions set forth in Section 12.4.

10.     MARKETING AND SALES OF THE PRODUCTS.

     10.1. DELIVERY. ADA shall deliver to Nortel and Nortel shall deliver to ADA, as applicable, any Jointly Developed Technology developed by ADA or Nortel, respectively, within ten (10) days after the completed development of such Jointly Developed Technology.

     10.2. SALES OF PRODUCTS. Each party shall have the worldwide right to sell and/or license the Products, subject to the provisions hereof and, with respect to any ADA Technology and ADA Improvements or Nortel Technology and Nortel Improvements, the provisions of the Technology License Agreement and Component Supply Agreement.

     10.3. MARKETING. Each party agrees that its marketing, public relations and advertising efforts will be of high quality, in good taste, and will preserve the professional image and reputation of the other party and of the Product Line. A party shall not release without the prior written approval of the other any advertising or other publicity relating to this Agreement or the Products wherein such other party may reasonably be identified. Each party will bear the entire

                                                              *CONFIDENTIAL*
                                                            TREATMENT REQUESTED

costs and expense of conducting all of its marketing and sales activities under this Agreement, unless otherwise agreed to in writing between the parties.

     10.4. MARKETING MATERIALS. Each party shall have the right to prepare marketing and sales materials that are unique to that party. Marketing materials, including sales brochures, customer presentations and other sales collateral material may be developed, in each party's discretion, and at each party's own cost.

11.     BRANDING PROGRAM

     11.1. MANAGEMENT COMMITTEE TASK. The parties have, as of the Effective Date, given the Product Line the name "*". The parties recognize the importance and value attributable to the branding program associated with the Product Line and agree, as part of their marketing and sales efforts with respect to the Products, to appoint to the Management Committee the task of making recommendations to the parties with respect to the branding of the Product Line. The parties agree to develop, register and use a unique trademark or marks, logos or names (separate and apart from the marks used by either party in connection with the marketing and sale of its own products) in the marketing and sale of the Product Line, and each Product therein.

     11.2. TRADEMARK REGISTRATION AND LICENSING. The parties agree that, without respect to which party registers the trademark, trade name, logos or other design agreed upon between the parties for the marketing and sale of the Products, the registrant will and hereby does license to the other the royalty-free, nontransferable right during the term of this Agreement to use such marks in connection with the manufacture, sale, distribution and advertisement of the Products.

12.     RIGHTS IN INTELLECTUAL PROPERTY.

     12.1.   OWNERSHIP

        12.1.1. Prior Rights. All intellectual property rights, including patents, patent applications, copyrights and trade secrets, owned by a party as of the Effective Date shall remain the property of such party and no licenses or other rights with respect to such intellectual property are granted to the other party except as expressly set forth in this Agreement and the Technology License Agreement. Without limiting the foregoing, ADA shall own all right, title and interest in and to the ADA Contributed Technology, and Nortel shall own all right, title and interest in and to the Nortel Contributed Technology, subject only to the terms of this Agreement and the Technology License Agreement.

        12.1.2. Statutory IP Rights in ADA Field Technology; Nortel Field Technology and * Field Technology. Subject to the terms of this Agreement and the Technology License Agreement, title to all Statutory IP Rights in Jointly Developed Technology (i) in the ADA Field shall vest with ADA, and (ii) in the Nortel Field shall vest in Nortel, and (iii) in the * Field (but not in the ADA Field) shall vest with Nortel. Title shall vest in Nortel as provided in this
Section 12.1.2 upon payment by Nortel of any milestone payment (as provided in Section 7) for such Jointly Developed Technology which has been created up to the date of achievement of the milestone to which such payment relates.

                                                              *CONFIDENTIAL*
                                                            TREATMENT REQUESTED

        12.1.3. Non-Statutory IP Rights in Jointly Developed Technology. Subject to Section 12.1.2 ("Statutory Rights in ADA Field Technology; Nortel Field Technology and * Field Technology"), Section 13 ("Protection of Intellectual Property"), and the terms of this Agreement and the Technology License Agreement, title to all Non-statutory IP Rights in Jointly Developed Technology shall be owned jointly between the parties. Except as provided in the last sentence of this Section 12.1.3, each party shall have an undivided ownership interest in all right, title and interest in and to such Non-statutory IP Rights, immediately upon the development of such Jointly Developed Property. Nortel hereby assigns to ADA and ADA hereby assigns to Nortel any right, title and interest in and to the Non-statutory IP Rights to Jointly Developed Technology, as is necessary or appropriate to assure that ADA and Nortel, respectively, has full joint ownership of the Non-statutory Rights in Jointly Developed Technology, subject only to the terms of this Agreement. Title shall vest in Nortel as provided in this Section 12.1.3 upon payment by Nortel of any milestone payment (as provided in Section 7) for such Jointly Developed Technology which has been created up to the date of achievement of the milestone to which such payment relates.

     12.2.   LICENSE TO TECHNOLOGY.

        12.2.1. ADA Contributed Technology; Nortel Contributed Technology. The parties agree that ADA Contributed Technology and the Nortel Contributed Technology are included within the scope of the Technology License Agreement, and ADA hereby licenses to Nortel, and Nortel hereby licenses to ADA, the ADA Contributed Technology and Nortel Contributed Technology, respectively, on the terms and conditions more particularly described in this Agreement and in the Technology License Agreement

        12.2.2. Improvements; Sustaining Engineering. The parties agree that sustaining engineering Improvements created by a party during the term of this Agreement (including Jointly Developed Technology, ADA Improvements and Nortel Improvements) are hereby licensed to the other, and are included within the scope of the Technology License Agreement, and each party licenses to the other sustaining engineering Improvements, on the terms and conditions more particularly described in this Agreement and in the Technology License Agreement. As used in this section, "sustaining engineering" Improvements are those Improvements which do not result in the addition to the Products of substantially different features and/or functionality, but which are sustaining engineering changes for the purpose of "bug fixes", minor enhancements and routine small repairs.

        12.2.3. Improvements; New Features, Functionalities and Capabilities. The parties agree that neither party has any obligation to include any Improvements (whether developed during or after the expiration of the term of this Agreement) within the scope of the Technology License Agreement which do not represent sustaining engineering made by either party, except ADA Improvements and Nortel Improvements, respectively. Without limiting the foregoing, any Improvements, other than ADA Improvements and Nortel Improvements, which result in the addition to the Products of substantially different features and/or functionality and/or capabilities are not included within the grant of license under this Agreement or the Technology License Agreement.

     12.3. FURTHER ACTS. Each party agrees to take any and all further actions, file any applications and execute and deliver any further documents that the other party may reasonably request in order for the other party, and any of the successors and assigns, to secure its intellectual property rights, including but not limited to patent and copyright, in the intellectual property as more particularly described in this Section 12 and in Section 13 below. In the event a party fails to execute any and all documents which the other party reasonably requests, then such party hereby irrevocably appoints the other party as its attorney in fact to execute such documents or instruments to accomplish, secure or confirm the foregoing or to confirm, perfect, assert and defend the filing party's rights in the applicable technology.

     12.4. RESTRICTIONS ON DISTRIBUTION OF JOINTLY DEVELOPED TECHNOLOGY. Each party agrees that it shall not sell, license or otherwise transfer the Jointly Developed Technology unless such Jointly Developed Technology is integrated with other existing or future products owned by or licensed to such party otherwise permitted under the provisions of Section 9.3.1 above. For greater certainty, each party agrees that it shall not sell, license or otherwise transfer the Jointly Developed Technology on a stand-alone basis.

13.     PROTECTION OF INTELLECTUAL PROPERTY.

     13.1. INTELLECTUAL PROPERTY PROTECTION FOR ADA CONTRIBUTED TECHNOLOGY; NORTEL CONTRIBUTED TECHNOLOGY . ADA shall, in its discretion, determine what if any intellectual property protection it desires to obtain with respect to ADA Contributed Technology, including without limitation the decision whether or not, and in what countries, to apply for, prosecute and obtain patent protection. Nortel shall, in its discretion, determine what if any intellectual property protection it desires to obtain with respect to Nortel Contributed Technology, including without limitation the decision whether or not, and in what countries, to apply for, prosecute and obtain patent protection.

     13.2. INTELLECTUAL PROPERTY PROTECTION FOR ADA IMPROVEMENTS; NORTEL IMPROVEMENTS. ADA shall, in its discretion, determine what if any intellectual property protection it desires to obtain with respect to ADA Improvements, including without limitation the decision whether or not, and in what countries, to apply for, prosecute and obtain patent protection. Nortel shall, in its discretion, determine what if any intellectual property protection it desires to obtain with respect to Nortel Improvements, including without limitation the decision whether or not, and in what countries, to apply for, prosecute and obtain patent protection.

     13.3. PATENT PROTECTION FOR STATUTORY IP RIGHTS IN JOINTLY DEVELOPED TECHNOLOGY.

        13.3.1. Certain Definitions. As used in this Section 13, the following terms and phrases shall have the meanings set forth below:

                a. the "First Option Party" means the party granted in this
Section 13 the first option and opportunity to file for patent protection on Jointly Developed Technology in any one or more jurisdictions in which such patent protection is available.

                                                              *CONFIDENTIAL*
                                                            TREATMENT REQUESTED

                b. The "Second Option Party" means the party who elects to file for patent prosecution on Jointly Developed Technology after the First Option Party shall have failed to exercise its first option within the time specified in this Section 13 therefor.

                c. The First Option Party with respect to Statutory IP Rights in the ADA Field Technology is ADA. The First Option Party with respect to Statutory IP Rights in the Nortel Field Technology and with respect to Statutory IP Rights in the * Field Technology (which is not ADA Field Technology) is Nortel.

                d. The party which pursues patent protection, whether by exercising its first option or by exercising its right after the First Option Party shall have failed to exercise its first option, shall be referred to as the "Patenting Party."

        13.3.2. Expenses of Patent Prosecution. The Patenting Party shall bear independently the expenses of preparing, filing, prosecuting and maintaining any patent applications and registrations with respect to the Jointly Developed Technology as to which such Party shall have rightfully exercised its option to obtain patent protection.

        13.3.3. Further Acts. At the request of the Patenting Party, the other party shall provide all signatures and documents reasonably required by the Patenting Party to obtain patent protection within such time as will enable the Patenting Party to make timely filings.

        13.3.4. Patent Prosecution; First Option Party. Within ninety (90) days following (i) the date of invention or (ii) the date upon which ownership vests in the First Option Party under Section 12 of this Agreement, whichever is later ("option notice period"), the First Option Party shall notify the other of its intention to file any patent applications for the applicable Jointly Developed Technology and, if it intends to do so, of the countries in which it intends to file. The First Option Party shall, in its own name, file any such applications within ninety (90) days of giving such notice, or such additional period as may be agreed by ADA and Nortel ("filing period"). Where the First Option Party files such a patent application or registration in any country, the First Option Party shall be the owner of the resulting patent, and shall grant to the other a license under such patent pursuant to the terms of this Agreement and the Technology License Agreement.

        13.3.5. Patent Prosecution; Second Option Party. In respect of any particular Jointly Developed Technology, the Second Option Party may file applications for such Jointly Developed Technology in its own name,

                a. immediately upon the expiration of the notice period, in any country other than those in which the First Option Party has provided notice of its intention to file an application, and

                b. immediately upon the expiration of the First Option Party filing period, in any country in which the First Option Party has not filed an application despite the First Option Party's notice of its intention to do so.

                                                              *CONFIDENTIAL*
                                                            TREATMENT REQUESTED

Where the Second Option Party files such a patent application or registration in any country, the Second Option Party shall be the owner of the resulting patent, and shall grant to the other a license under such patent pursuant to the terms of this Agreement and the Technology License Agreement.

        13.3.6. Cessation. In the event that a party which filed a patent for Jointly Developed Technology intends to cease maintenance of that patent in a specific country, that party shall notify the other party of its decision in sufficient time to permit the other party, at its own expense, to assume maintenance of such patent and, if requested by the other party, shall, to the extent possible, assign all rights in, to and under such patent to the other party. In the event the patent is so assigned, the assignee party shall assume all rights inherent in ownership, while the assignor party shall obtain the rights granted a non-owning party in subsection 13.3.4 above.

     13.4. INTELLECTUAL PROPERTY PROTECTION FOR NON-STATUTORY IP RIGHTS. Each party agrees to treat all Jointly Developed Technology as a trade secret and afford all Jointly Developed Technology with trade secret protection to the extent possible. Except with respect to the patent protection of Statutory IP Rights in Jointly Developed Technology (which is governed by the terms of Section 13.3 above), each party shall have the right to pursue such intellectual property right protection, including without limitation copyright, trade secret, know-how and mask work protection, as it deems necessary or appropriate for the Jointly Developed Technology. Without limiting the foregoing, in the event of a conflict between the parties as to the appropriate protection to obtain for Jointly Developed Technology (i) ADA shall decide with respect to ADA Field Technology, and (ii) Nortel shall decide with respect to Nortel Field Technology, and (iii) both parties may obtain any and all protection deemed appropriate for the jointly owned Jointly Developed Technology in the * Field (which is in neither the ADA Field nor the Nortel Field).

     13.5. TRADEMARK, TRADE NAME AND BRANDING. As used in this Section 13, trademark, trade name and branding of the Product Line is not included in the concept of intellectual property protection. Trademark, trade name and other branding of the Product Line (including * Field Technology) is governed by
Section 9.3.

     13.6.   INFRINGEMENT ENFORCEMENT.

        13.6.1. Notification of Infringement. If either party learns of an infringement by a third party of a Jointly Developed Technology (other than a customer of such party), such party shall promptly notify the other party and shall provide the other party with available evidence of such infringement.

        13.6.2. Enforcement by the Parties. Within sixty (60) days of the notice referred to in Section 13.6.1, the parties will decide whether to institute proceedings against the third party. In the event that the parties are unable to so agree, each party (the "Enforcing Party"), at its expense, shall have the right, but not the obligation, to bring and maintain any action alleging that a third party has infringed or misappropriated the intellectual property rights in the Jointly Developed Technology. In any such action, the other party shall assist, as requested by the Enforcing Party and at the Enforcing Party's expense of out-of-pocket expenses, in the prosecution of any such action. If the Enforcing Party finds it necessary or desirable for the other party to be joined as a party plaintiff, the other party agrees to execute all papers or perform such other acts as may reasonably be required by the Enforcing Party. There shall be no accounting to the other party in the event of a favorable judgment or award in such action. Each party acknowledges that the other party is free to settle any such dispute as deemed appropriate by the party bringing suit so long as such settlement is consistent with the intellectual property rights of the other party.

14.     INDEMNIFICATION; COVENANTS REGARDING INFRINGEMENT.

     14.1. ADA CONTRIBUTED TECHNOLOGY. ADA agrees to indemnify and hold harmless Nortel and its officers, directors and employees against any claims, actions or demands, alleging that use of the ADA Contributed Technology infringes any patent, copyright or trade secret in the United States.

     14.2. NORTEL CONTRIBUTED TECHNOLOGY. Nortel agrees to indemnify and hold harmless ADA and its officers, directors and employees, against any claims, actions or demands, alleging that use of the Nortel Contributed Technology infringes any patent, copyright or trade secret in the United States.

     14.3. JOINTLY DEVELOPED TECHNOLOGY. Each party agrees to indemnify and hold harmless the other and its officers, directors and employees, against any claims, actions or demands, alleging that use of the Jointly Developed Technology infringes any patent, copyright or trade secret in the United States where such alleged infringement arises directly from the indemnifying party's willful or knowing infringement.

     14.4. LIMITATIONS. The obligations of a party to indemnify (the "indemnifying party") the other (the "indemnified party") is contingent upon (i) the indemnified party giving prompt written notice to the indemnifying party of any such claim, action or demand, (ii) the indemnified party allowing the indemnifying party to control the defense and related settlement negotiations, and (iii) the indemnified party cooperating in the defense. The indemnifying party will have no obligation under this Agreement for any such claims, actions or demands to the extent that such claims, demands or actions result from (i) the use of the Jointly Developed Technology (other than claims under Section 14.3); (ii) the use of its proprietary rights in a combination with materials or products not supplied by the indemnifying party; (ii) the modification or attempted modification of materials or processes by third parties; or (iii) the use or distribution of such modified materials or processes. In the event that any such claim, action or demand is made, the indemnifying party will promptly furnish the indemnified party with copies of any and all documents (inclusive of all correspondence and pleadings other than related attorney-client communications). The indemnifying party will also keep the indemnified party continuously and fully informed in a timely manner as to the status of the same and will provide the indemnified party with copies of any additional documents.

     14.5. NOTICE REGARDING INFRINGEMENT. During the course of the development of the Products, each party agrees to inform the other party of any infringement or alleged infringement of any patents, copyrights, trade secrets or other intellectual property that it has reason to believe

                                                              *CONFIDENTIAL*
                                                            TREATMENT REQUESTED

may result from the use or licensing of the Products in the form then being developed or contemplated by the parties.

     14.6. SOLE AND EXCLUSIVE REMEDY. THIS SECTION 14. STATES NORTEL'S AND ADA'S SOLE AND EXCLUSIVE REMEDY WITH RESPECT TO CLAIMS OF INFRINGEMENT OF PROPRIETARY RIGHTS OF ANY KIND.

     14.7. LIMITATIONS ON DAMAGES. Notwithstanding any other provisions of this Agreement, each party's liability to the other under this Agreement is limited to *. FURTHERMORE, NEITHER PARTY WILL BE LIABLE TO THE OTHER OR ANY OTHER PARTY FOR ANY LOSS OF USE, INTERRUPTION OF BUSINESS OR ANY INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND (INCLUDING LOST PROFITS), REGARDLESS OF THE FORM OF ACTION, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT PRODUCT LIABILITY OR OTHERWISE, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. NOTHING IN THIS SECTION SHALL LIMIT THE LIABILITY OF A PARTY FOR DAMAGES FOR BREACH OF THE * HEREOF.

15. REPAIR AND RETURN. The parties shall meet and discuss, whether a single repair and return center staffed by personnel of ADA or personnel of Nortel or otherwise, would provide better customer service and more economic and prompt service.

16.     CONFIDENTIALITY.

     16.1. CONFIDENTIALITY OBLIGATIONS. Each party acknowledges that in the course of the performance of this Agreement, it may obtain the Confidential Information of the other party. The Receiving Party shall, at all times, both during the term of this Agreement and for a period of * from the Completion Date keep in confidence and trust all of the Disclosing Party's Confidential Information received by it. The Receiving Party shall not use the Confidential Information of the Disclosing Party other than as expressly permitted under the terms of this Agreement or by a separate written agreement. The Receiving Party shall take all reasonable steps to prevent unauthorized disclosure or use of the Disclosing Party's Confidential Information and to prevent it from falling into the public domain or into the possession of unauthorized persons. The Receiving Party shall not disclose Confidential Information of the Disclosing Party to any person or entity other than its officers, employees, consultants and permitted sublicensees who need access to such Confidential Information in order to effect the intent of this Agreement and who have entered into written confidentiality agreements with the Receiving Party which protects the Confidential Information of the Disclosing Party. The Receiving Party shall immediately give notice to the Disclosing Party of any unauthorized use or disclosure of Disclosing Party's Confidential Information. The Receiving Party agrees to assist the Disclosing Party in remedying such unauthorized use or disclosure of its Confidential Information.

     16.2. LIMITATION. These obligations shall not apply to that portion of the Confidential Information which is information which:

                a. is already known to the Receiving Party at the time of disclosure, which pre-existing knowledge the Receiving Party shall have the burden of proving;

                                                              *CONFIDENTIAL*
                                                            TREATMENT REQUESTED

                b. is, or through no act or failure to act of the Receiving Party, becomes publicly known;

                c. is received by the Receiving Party from a third party without restriction or disclosure and without breach by such third party with an obligation to Disclosing Party;

                d. is independently developed by the Receiving Party without reference to the Confidential Information of the Disclosing Party, which independent development the Receiving Party will have the burden of proving;

                e. is approved for release by the Receiving Party by written authorization of the Disclosing Party; or

                f. is required to be disclosed by a government agency to further the objectives of this Agreement or by a proper order of a court of competent jurisdiction; provided, however, that the Receiving Party will advise Disclosing Party prior to any such disclosure and use its best efforts to minimize such disclosure and will consult with and assist the Disclosing Party in obtaining a protective order prior to such disclosure.

     16.3. ORAL DISCLOSURES. With respect to oral disclosures, the party claiming that a disclosure of Confidential Information was made orally shall have the burden of proving such disclosures was in fact made to the other party, except where such oral disclosure was preceded or followed, within 40 days of the disclosure, with a written summary to the other party of the disclosures so made.

     16.4. STANDARD OF CARE. Neither party shall be liable for disclosure of Confidential Information provided that it has exercised the same degree of care that it normally exercises to preserve its own confidential information, provided that such degree of care shall in no case be less than the prevailing standard of care in the Receiving Party's industry for similar information.

17.     EFFECTIVE DATE; TERM; TERMINATION.

     17.1. TERM OF AGREEMENT. This Agreement shall become effective on the Effective Date and shall continue in effect for a period of * thereafter, unless sooner terminated in accordance with the provisions hereof.

     17.2. TERM OF EACH PROJECT. The term of the Initial Project commences on the Effective Date and terminates on the Completion Date of all Products encompassed in the Initial Project. The term of each Additional Project commenced on the approval of the Statement of Work applicable to such Additional Project and terminates on the Completion Date of all Products encompassed in such Additional Project. The parties' obligations to share development costs shall continue with respect to any Project, notwithstanding the expiration of the term of that particular Project.

     17.3.   TERMINATION FOR DEFAULT; ENTIRE AGREEMENT.

        17.3.1. Termination . Either party (the "nondefaulting party") has the right, upon written notice to the other party (the "defaulting party"), to terminate this Agreement, and certain of its further obligations under this Agreement as described in Section 17.3.2 below, upon the occurrence of any of the following events of default (subject to the defaulting party's ability to cure or remedy such event as described in Section 17.8 ("Right to Cure Event of Default")). The written notice shall state that the notice of termination is with respect to the Agreement as a whole and specify in reasonable detail the reasons for therefor.

                a. The defaulting party is involved in any voluntary or involuntary bankruptcy proceeding or other formal proceeding concerning insolvency, and the proceeding is not dismissed within sixty (60) days;

                b. The defaulting party ceases doing business or becomes insolvent or unable to pay its debts as they mature in the ordinary course of business or makes an assignment for the benefit of its creditors; or

                c. The defaulting party is in material default or breach of any material provision hereof, including without limitation the provisions of Sections 7, 9, 12, 13, 15 or 16 of this Agreement.

        17.3.2. Effect of Termination; Entire Agreement. Upon any such termination of the Agreement as a whole for default under this Section 17.3:

                a. The non-defaulting party's rights under this Agreement, the Technology License Agreement and the Component Supply Agreement shall remain in full force and effect unchanged except that the right to distribute products (including Products) shall be royalty-free, subject only to (i) the obligation of the non-defaulting party to pay the price of the products acquired from the defaulting party under the Component Supply Agreement, and (ii) any provision of the Technology License Agreement which, by its express terms, survives termination for default under this Agreement.

                b. The defaulting party shall return to the other all copies of Confidential Information.

                c. The defaulting party's rights under this Agreement, the Technology License Agreement and the Component Supply Agreement shall terminate and be of no further force and effect.

                d. The defaulting party's right to use or otherwise exercise any right as a joint owner of the Non-statutory IP Rights in Jointly Developed Technology shall cease. If Nortel is the defaulting party, Nortel's rights to use or otherwise exercise any right as the owner of Statutory IP Rights in Jointly Developed Technology shall cease.

                e. The defaulting party shall pay to the nondefaulting party, in addition to any other rights or remedies available to the nondefaulting party at law or equity, promptly upon receipt of an invoice therefor, an amount equal to
(i) all Development Costs accrued to date for which an invoice has been rendered (whether or not a Milestone payment is then due and payable on account of such Development Costs), (ii) Development Costs not yet invoiced but incurred, and (iii) an amount determined by the non-defaulting party to represent the costs of winding down the development Projects then under way.

     17.4.   TERMINATION FOR DEFAULT; INITIAL PROJECT AND ADDITIONAL PROJECTS.

        17.4.1. Termination . Either party (the "nondefaulting party") has the right, upon written notice to the other party (the "nondefaulting party"), to terminate any particular Project under this Agreement, including the Initial Project and any Additional Project, and certain of its further obligations under this Agreement as described in Section 17.4.2 below, if the defaulting party is in material default or breach of any material provision hereof applicable to the specific Project which the nondefaulting party desires to terminate (subject to the defaulting party's ability to cure or remedy such event as described in
Section 17.8 ("Right to Cure Event of Default")). The written notice shall state that the notice of termination is with respect to a particular Project and specify in reasonable detail the specific Project and the reasons for termination thereof.

        17.4.2. Effect of Termination; Projects. Upon any such termination of a particular Project under this Section 17.4:

                a. The non-defaulting party's rights under this Agreement, the Technology License Agreement, Manufacturing Services Agreement and the Component Supply Agreement shall remain in full force and effect unchanged.

                b. The defaulting party's rights under this Agreement, the Technology License Agreement, the Manufacturing Services Agreement and the Component Supply Agreement with respect to all Products, other than Products encompassed within the terminated Project, shall remain in full force and effect unchanged.

                c. The defaulting party's rights under this Agreement, the Technology License Agreement, Manufacturing Services Agreement and the Component Supply Agreement with respect to all Products encompassed within the terminated Project, shall terminate and be of no further force and effect. The defaulting party shall pay, in addition to any other rights or remedies available to the nondefaulting party at law or equity, promptly upon receipt of an invoice therefor, to the other party an amount equal to (i) all Development Costs accrued to date in the terminated Project for which an invoice has been rendered (whether or not a Milestone payment is then due and payable on account of such Development Costs), (ii) Development Costs not yet invoiced but incurred in the terminated Project, and (iii) an amount determined by the non defaulting party to represent the costs of winding down the terminated Project.

     17.5.   TERMINATION FOR CONVENIENCE.

        17.5.1. Termination . Either party (the "terminating party") has the right, upon three (3) months' written notice to the other party (the "nonterminating party"), to terminate this Agreement, or to terminate any particular Project under this Agreement, including the Initial Project and any Additional Project, and certain of its further obligations under this Agreement as described in Section 17.5.2 and 17.5.3 below. It is the intention of the parties that the non-terminating party be provided with the notice set forth in this Section 17.5 in order to provide it with the opportunity to find a suitable entity to replace the terminating party, if it so wishes:

        17.5.2. Effect of Termination; Projects. Upon any such termination of a particular Project for convenience under this Section 17.5:

                a. The non-terminating party's rights under the Technology License Agreement and the Component Supply Agreement shall remain in full force and effect unchanged, provided that the obligation of the non-terminating party to pay royalties on sales of Products under the Technology License Agreement for Products developed under the terminated Project shall cease, and the license shall become nonroyalty-bearing, when the nonterminating party shall have paid royalties in an amount equal to the total Development Costs paid by the terminating party hereunder with respect to the terminated Project.

                b. The terminating party's rights under this Agreement, the Technology License Agreement, the Manufacturing Services Agreement and the Component Supply Agreement with respect to all Products, other than Products encompassed within the terminated Project, shall remain in full force and effect unchanged.

                c. The terminating party's rights under this Agreement, the Technology License Agreement, Manufacturing Services Agreement and the Component Supply Agreement with respect to all Products encompassed within the terminated Project, shall terminate and be of no further force and effect, other than the right to receive royalties as described in paragraph 17.5.2(a).

                d. During the notice period, the terminating party shall continue to perform its obligations under this Agreement, unless otherwise agreed by the parties in writing. Upon the effective date of termination of the terminated Project, the terminating party shall pay, promptly upon receipt of an invoice therefor, to the nonterminating party an amount equal to (i) all Development Costs accrued to date in the terminated Project for which an invoice has been rendered (whether or not a Milestone payment is then due and payable on account of such Development Costs) and (ii) Development Costs not yet invoiced but incurred in the terminated Project.

        17.5.3. Effect of Termination; Entire Agreement. Upon any such termination of the Agreement as a whole for convenience under this Section 17.5:

                a. The non-terminating party's rights under the Technology License Agreement and the Component Supply Agreement shall remain in full force and effect unchanged, except that the right to distribute products (including Products) shall become nonroyalty bearing when the nonterminating party shall have paid royalties in an amount equal to the total Development Costs paid by the terminating party hereunder (calculated on a prorata basis, among the Products then being distributed by the nonterminating party). In addition, the nonterminating party's rights thereunder shall be subject only to the obligations therein which by their terms expressly survive the termination of this Agreement.

                b. The terminating party shall return to the nonterminating party all copies of Confidential Information.

                c. The terminating party's right to use or otherwise exercise any right as a joint owner of the Non-statutory IP Rights in Jointly Developed Technology shall cease. Nortel's rights to use or otherwise exercise any right as the owner of Statutory IP Rights in Jointly Developed Technology shall cease.

                d. The terminating party's rights under this Agreement, the Technology License Agreement, the Manufacturing Services Agreement and the Component Supply Agreement shall terminate and be of no further force and effect other than the right to receive royalties as described in paragraph 17.5.3(a). During the notice period, the terminating party shall continue to perform its obligations under this Agreement, unless otherwise agreed by the parties in writing. Upon termination of this Agreement, the terminating party shall pay, promptly upon receipt of an invoice therefor, to the other party an amount equal to (i) all Development Costs accrued to date for which an invoice has been rendered (whether or not a Milestone payment is then due and payable on account of such Development Costs) and (ii) Development Costs not yet invoiced but incurred.

        17.5.4. For the purposes of subsections 17.5.2(d) and 17.5.3(d), the terminating party shall not be required to pay to the non-terminating party any amount in respect of Development Costs incurred during the notice period in excess of the amount scheduled to be incurred during such period under the Statement of Work.

     17.6. PROVISIONS SURVIVING ANY TERMINATION. Regardless of the basis of any termination, or which party is in default, the rights and obligations of the parties under Sections 12, 13, 14, 16, 17, and 21 shall survive any termination or expiration of this Agreement.

     17.7. RIGHT TO CURE EVENT OF DEFAULT. Upon the occurrence of any event of default entitling a party to terminate this Agreement, the non-defaulting party may send notice of event of default, specifying in reasonable detail the nature of the default, to the nondefaulting party. The defaulting party will have thirty (30) days following the date of receipt of such notice within which to cure the breach or event of default, or to propose a plan to cure such breach or event of default, which plan shall be to the non-defaulting party's reasonable satisfaction, and to promptly commence and pursue such plan to completion. Failure to cure the default or event of default within such time periods will result in termination (of the Agreement or applicable Project, as the case may be) without further notice by the non-defaulting party, unless such non-defaulting party extends the cure period by written notice or withdraws the default notice.

     17.8. REMEDIES IN EVENT OF DEFAULT. Other than with respect to breaches of the confidentiality provisions hereof, neither party shall be entitled to exercise any remedy otherwise available to it at law or in equity unless and until such party shall have provided the other party with notice of such event of default, reasonably specifying the nature of the default, and any applicable period of time for cure thereof shall have expired without cure, and the procedures defined in Section 18 ("Escalation Procedure") shall have been first exhausted.

18.     ESCALATION PROCEDURE.

     18.1. OBLIGATION TO IMPLEMENT ESCALATION PROCEDURES . Notwithstanding the provisions of Section 17 ("Effective Date; Term; Termination") above except paragraphs 17.3(a) and (b) and Subsection 17.5, neither party shall have a right to terminate this Agreement until the provisions of this Section 18 shall have been exhausted. The provisions of this Section 18 shall not be required to be exhausted in order for a party to terminate under paragraphs 17.3(a) and (b) and Subsection 17.5.

     18.2. NOTIFICATION. In the event of any dispute arising out of or relating to this Agreement, the Technology License Agreement, the Components Supply Agreement, Manufacturing Services Agreement or any exhibit, schedule or appendix hereto or thereto or the binder, either Project Manager (referred to for convenience in this Section as the "Delivering Party") shall notify the other Project Manager (referred to for convenience as the "Receiving Party") in writing of the dispute, specifying such dispute in reasonable detail (the "Dispute Notice").

     18.3. RESPONSE. The receiving party shall respond to the notice in writing within ten (10) business days of delivery thereof.

                a. If the receiving party acknowledges the default, the response shall specify the steps the receiving party will take to resolve such matters and the time schedule for such resolution. The parties agree to consider all good faith and reasonable solutions and to exercise all reasonable efforts to resolve such matters; or

                b. If the receiving party states that no such default has occurred, the Project Managers of the parties will meet in person as soon as is reasonably possible but in any event within two (2) business days of the delivery of such, with the sole task of endeavoring to determine whether a default has occurred, and, if so, what steps the receiving party should take to resolve the default. The Project Managers shall meet as often as reasonably necessary and shall gather and furnish to the other party all relevant information reasonably necessary and appropriate to resolve the Dispute.

     18.4. ESCALATION. In the event (i) the officers specified below of each party are unable to reach resolution of the Dispute, within the number of business days from receipt of the receiving party's response to the Dispute Notice (at Level 1) or from failure of the immediately preceding Level to resolve the Dispute within the applicable number of business days, or (ii) the receiving party has not taken the steps mutually agreed to by the parties pursuant to Section 18.3 above ("Response") in accordance with the agreed time schedule, if applicable, then the parties shall escalate the Dispute through the following levels:

                                                              *CONFIDENTIAL*
                                                            TREATMENT REQUESTED

        Level                Officer                                    Days
        ----                 -------                                    ----
        Level 1:
        ADA:          Project Manager                                   5
        Nortel:       Project Manager

        Level 2:
        ADA           *                                          2
        Nortel:       *

        Level 3:
        ADA:          *                                          10
        Nortel:       *

Each party shall cause the officer(s) specified above to meet with the specified officer(s) of the other party as soon as possible but at most within the number of business days specified above to discuss and attempt to reach a mutually satisfactory resolution of the Dispute.

     18.5. DISPUTE RESOLUTION PRIOR TO FORMAL COURT PROCEEDINGS. Each party agrees that the initiation of formal proceedings for resolution of such disputes shall not be commenced until the procedures set forth in this Section 18 ("Escalation Procedure") have been exhausted.

19.     ASSIGNMENT AND ACQUISITIONS.

     19.1.   ASSIGNMENT.

        19.1.1. Consent. Neither party may assign, voluntarily, by operation of law or otherwise, any rights or delegate any duties under this Agreement without the other party's prior written consent, except as is described in Section
20.1.2. Any attempt to do so without that consent will be void. This Agreement will bind and inure to the benefit of the parties and their respective successors and permitted assigns. As used herein, the following shall be included in the definition of an assignment: (i) the sale, transfer or other disposition of all or substantially all of the assets of a party, or of all or substantially all of the assets of that party involved in the sale or disposition of the Product Line, or (ii) a change in the person or entities who control 50% or more of the equity securities or voting interest of such party. Notwithstanding the foregoing, ADA acknowledges that Nortel will be delegating certain development and other duties hereunder to Bell-Northern Research, Ltd., and hereby consents thereto.

        19.1.2. Permitted Assignments. No party may withhold consent to a proposed assignment under the provisions above in the case of a merger, acquisition or sale of all or substantially all of the assets of the party, subject to the new entity expressly assuming the obligations of the assigning party. Notwithstanding the foregoing, either party may withhold consent, in its sole discretion, to a proposed assignment to a competitor of such party.

        19.1.3. Affiliates. Nortel may not extend any benefits of this Agreement to any entity which is a competitor of ADA, notwithstanding, that such entity may otherwise fall with the definition of Affiliate hereunder.

20. EXPORT CONTROLS. Each party assures the other party that it will not knowingly, without prior authorization, if required, of the Office of Export Administration, U.S. Department of Commerce, 14th and Constitution Avenue, N. W., Washington, D.C. 20230, export or reexport (as defined in Section 779.1(b)-(c) of the Export Administration Regulations ("Regulations") and any amendments thereto) the technical data related to the products to be developed under this Agreement to Afghanistan, the People's Republic of China or to any Group Q, S. W, Y or Z country specified in Supplement No. 1 to Section 770 of the Regulations as amended from time to time.

21.     GENERAL.

     21.1. GOVERNING LAW; FORUM. This Agreement is governed in all respects by the laws of the United States of America and the State of California as such laws are applied to agreements entered into and to be performed entirely within California between California residents.

     21.2. INDEPENDENT CONTRACTOR. ADA's relationship with Nortel is that of an independent contractor, and nothing in this agreement is intended to, or should be construed to, create a partnership, agency, joint venture or employment relationship.

     21.3. ATTORNEY'S FEES. The prevailing party shall be entitled to attorneys' fees and its litigation or related expenses in any suit or proceeding with respect to the subject matter of the contract or arising out of or related to it, or to interpret or enforce such contract.

     21.4. NOTICES. All notices or reports permitted or required under this Agreement shall be in writing and shall be by personal delivery, telegram, telex, telecopier, facsimile transmission, or by certified or registered mail, return receipt requested, and deemed given upon personal delivery, five (5) days after deposit in the mail, or upon acknowledgment of receipt of electronic transmission. Notices shall be sent to the addresses set forth in the Preamble of this Agreement or such other address as either party may specify in writing. Notices shall be sent to the applicable designated person identified in the applicable Project Assignment.

     21.5. SEVERABILITY. If any provision of this Agreement is unenforceable or invalid under any applicable law or be so held by applicable court decision, such unenforceability or invalidity shall not render this Agreement unenforceable or invalid as a whole. In such event, such provision shall be changed and interpreted so as to best accomplish the objectives of such unenforceable or invalid provision within the limits of applicable law or court decisions.

     21.6. WAIVER. The failure of either party to require performance by the other party of any provision hereof shall not affect the full right to require such performance at any time thereafter; nor shall the waiver by either party of a breach of any provision hereof be taken or held to be a waiver of the provision itself.

     21.7. FORCE MAJEURE. Neither party shall be liable hereunder by reason of any failure or delay in the performance of its obligations hereunder (except for the payment of money) on account of strikes, shortages, riots, insurrection, fires, flood, storm, explosions, acts of God, war, governmental action, labor conditions, earthquakes, material shortages, or any other similar cause beyond the reasonable control of such party.

     21.8. ENTIRE AGREEMENT. This Agreement completely and exclusively states the agreement of the parties regarding its subject matter. It supersedes, and its terms govern, all prior proposals, agreements, or other communications between the parties, oral or written, regarding such subject matter. This Agreement shall not be modified except by a subsequently dated written amendment or supplemental Project Assignment signed on behalf of ADA and Nortel by their duly authorized representatives, and any provision on a purchase order purporting to supplement or vary the provisions hereof shall be void.

     21.9. COUNTERPARTS. This Agreement may be executed in counterparts, all of which taken together shall constitute one single agreement between the parties.

        IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and the person signing below warrant that they are duly authorized to sign for and on behalf of the respective parties.



ADA                                              Nortel


APPLIED DIGITAL ACCESS, INC.                     NORTHERN TELECOM INC.
a California corporation                         a Delaware corporation


By:________________________                      By:____________________
Its:_______________________                      Its:___________________

                                                              *CONFIDENTIAL*
                                                            TREATMENT REQUESTED

                                   EXHIBIT 1.1


                                    ADA FIELD

        *

                                                              *CONFIDENTIAL*
                                                            TREATMENT REQUESTED

                                 EXHIBIT 1.13-1


                                 ADA COMPONENTS




Component                                   Description
--------                                    -----------

*                                                  *

                                                              *CONFIDENTIAL*
                                                            TREATMENT REQUESTED
                                 EXHIBIT 1.13-2


                                NORTEL COMPONENTS


Component                                   Description
--------                                    ------------
   *                                             *

                                                              *CONFIDENTIAL*
                                                            TREATMENT REQUESTED

                                  EXHIBIT 1.27


                                  NORTEL FIELD

        *

                                  EXHIBIT 2.21


                           ADDITIONAL PRODUCT APPENDIX

               Name of Additional Product: ______________________


This appendix sets forth additional and different terms and conditions particular to the Additional Product described below and shall be incorporated by reference into the Joint Development Agreement ("Agreement") between ADA and Nortel effective as of________________________________________________________
________________. Such different or additional terms are applicable only to the Additional Product described below and in no way alter the terms and conditions applicable to other Products incorporated into the Agreement by addition of an appendix.

All the terms used in this appendix shall retain the same meaning as defined in the Agreement and such definitions are incorporated herein by reference.

1.   GENERAL DESCRIPTION OF THE ADDITIONAL PRODUCT:


2. COMPONENTS OF THE ADDITIONAL PRODUCT TO BE CONTRIBUTED BY THE PARTIES:

    ADA contribution:
    Nortel contribution:

3.   SERVICES DESCRIPTION AND TESTING EXPECTATIONS:


4.   MILESTONE DESCRIPTION AND SCHEDULE:

    Milestone #                     Milestone Description               Schedule
    -----------                     ---------------------               --------
        (1)

        (2)

        (3)

        (4)

5.      DEFINITION OF MILESTONE SCHEDULE TERMS:

6.      COMPENSATION.

7. PROJECT MANAGERS. Representatives can change upon notification to the other party provided that the substitute representative has qualifications at least equivalent to the person he/she is replacing.

        1. Technically qualified ADA representative who will respond to information requests by Nortel:

           ------------------------------------------
                   (name and telephone number)

        2. Technically qualified Nortel representative who will respond to information requests by ADA :


        3. ADA's designated representative for Continuing Support:

           ------------------------------------------
                   (name and telephone number)

        4. ADA Contract Representative:

           ------------------------------------------
                  (name and telephone number)

        5. Nortel Contract Representative:

           ------------------------------------------
                  (name and telephone number)

        6. ADA financial contact for invoicing and payment:

           ------------------------------------------
                  (name and telephone number)

        IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and the person signing below warrant that they are duly authorized to sign for and on behalf of the respective parties.

ADA                                              Nortel

APPLIED DIGITAL ACCESS,                          NORTHERN TELECOM, INC.
a California corporation                         a Delaware corporation


By:_______________________                       By:___________________
Its:______________________                       Its:__________________

                                 EXHIBIT 5.1


                          TECHNOLOGY LICENSE AGREEMENT

                              not yet finalized

                                                              *CONFIDENTIAL*
                                                            TREATMENT REQUESTED

                                  EXHIBIT 5.1-1


                           ADA CONTRIBUTED TECHNOLOGY

Technology                                  Description
---------                                   -----------
*                                                 *

                                                              *CONFIDENTIAL*
                                                            TREATMENT REQUESTED

                                  EXHIBIT 5.1-2


                          NORTEL CONTRIBUTED TECHNOLOGY

Technology                          Description
----------                          -----------
*                                        *

                                 EXHIBIT 5.2


                           COMPONENT SUPPLY AGREEMENT

                              not yet finalized

                                                              *CONFIDENTIAL*
                                                            TREATMENT REQUESTED

                                  EXHIBIT 7.2.3


                                RATES AND CHARGES

                                                  *              *
                                                  -----------    -----------

                   ADA      E1 - Junior Engineer  $*             $*
                            E2 - Senior Engineer  $*             $*
                            E3 - Lead Engineer    $*             $*
                            Support               $*             $*
                            Manager               $*             $*

                   NORTEL                         $*             $*
                                                  -----------    -----------